Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217223

PROSPECTUS SUPPLEMENT NO. 5 JANUARY 5, 2018
GRIFFIN CAPITAL ESSENTIAL ASSET REIT II
SUPPLEMENT NO. 5 DATED JANUARY 5, 2018
TO THE PROSPECTUS DATED SEPTEMBER 20, 2017
This document supplements, and should be read in conjunction with, the prospectus of Griffin Capital Essential Asset REIT II, Inc. dated September 20, 2017, Supplement No.1 dated October 10, 2017, Supplement No. 2 dated November 6, 2017, Supplement No. 3 dated November 20, 2017 and Supplement No. 4 dated December 5, 2017. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•
the daily net asset value, or "NAV", per share, as determined in accordance with our valuation procedures, for each business day from December 1, 2017 through December 31, 2017, for each of our classes of common stock; and

•	determination of our distribution rate for the first quarter of 2018.
Daily Pricing Information (unaudited)
Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from December 1, 2017 through December 31, 2017.

Date	NAV per Share

	Class T	Class S	Class D	Class I	Class A	Class AA	Class AAA
December 1, 2017	$9.52	$9.52	$9.52	$9.52	$9.52	$9.52	$9.51
December 4-15, 2017	$9.53	$9.53	$9.53	$9.53	$9.52	$9.52	$9.52
December 18, 2017	$9.53	$9.53	$9.53	$9.53	$9.53	$9.52	$9.52
December 19, 2017	$9.54	$9.54	$9.54	$9.54	$9.53	$9.53	$9.52
December 20-28, 2017	$9.54	$9.54	$9.54	$9.54	$9.53	$9.53	$9.53
December 29, 2017	$9.55	$9.54	$9.54	$9.54	$9.53	$9.53	$9.53
On any business day, our share sales are made based on the day's applicable NAV per share. On each business day, our NAV per share for each class of common stock is (1) posted on our website,  www.griffincapital.com, (2) made available on our toll-free, automated telephone line, 1-888-926-2688 and (3) made available on www.nasdaq.com.

Declaration of Distribution

On December 4, 2017, our board of directors authorized a cash distribution at a distribution rate based on 365 days in the calendar year, of $0.00150684932 per day, subject to adjustment for class-specific expenses, per Class T share, Class S share, Class D share, Class I share, Class A share, Class AA share and Class AAA share for stockholders as of the close of each business day of the period commencing on January 1, 2018, and ending March 31, 2018. The board of directors also approved payment of such distributions at such time after the end of each month during the period as determined by our Chief Executive Officer.